Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between James A. Edmiston III (the “Employee”) and Harvest Natural Resources, Inc. (the “Company”) as of the date this Agreement is executed by the Employee, which date is set forth on the signature page hereof.

WHEREAS, the Company and the Employee entered into that Amended and Restated Employment Agreement dated effective January 1, 2009 (the “Employment Agreement”);

WHEREAS, Section 4(a)(3) of the Employment Agreement provides that if the Employee’s employment is terminated by the Company as provided in Section 4(a)(2) of the Employment Agreement and such termination occurs within 730 days after a “Change of Control” (as that term is defined in the Employment Agreement) then the Company will pay or provide the Employee the amounts and benefits described in Section 4(a)(3) of the Employment Agreement, subject to the terms and provisions of the Employment Agreement;

WHEREAS, under the Employment Agreement, a “Change of Control” occurred on October 7, 2016;

WHEREAS, the Employee’s employment was terminated by the Company as provided in Section 4(a)(2) of the Employment Agreement on April 13, 2017 (the “Termination Date”);

WHEREAS, the Company is in the process of liquidating and dissolving and will not be able to continue to provide to the Employee certain dental and health insurance benefits after December 31, 2017, or disability insurance benefits after the Termination Date that the Company promised to provide to the Employee in Section 4(a)(3)(y) of the Employment Agreement and the parties have agreed to a settlement and termination of the Employee’s rights to, and the Company’s obligations to provide, such benefits; and

WHEREAS, this Agreement was provided to the Employee on April 11, 2017, and the Employee and the Company are executing this Agreement to evidence the termination of the Employee’s employment with the Company and all affiliates, the payments and other obligations of the Company in connection with the termination of the Employee’s employment and execution of this Agreement and the Employee’s obligations in connection with the termination of the Employee’s employment and the Employee’s receipt of benefits under the Employment Agreement and this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Termination Payments.

1.1    The Employee and the Company acknowledge and agree that the Employee incurred a termination of employment with the Company and a “Separation From Service”, as that term is defined in Section 4(a)(2) of the Employment Agreement, on the Termination Date. While the Employee and the Company intend to enter into a Consulting Agreement shortly after the Termination Date under which the Employee may be requested to provide services to the

Company for a limited period of time, the parties agree that such agreement will not alter the parties’ determination that the Employee incurred a “Separation From Service” on the Termination Date because the Company and the Employee do not reasonably anticipate, as of the date or dates this Agreement is executed, that the Employee will be required to provide services to the Company under the Consulting Agreement that will exceed 20 percent of the average level of bona fide services provided by the Employee to the Company and its affiliates during the immediately preceding 36-month period.

1.2    The Employee acknowledges that: (i) the payments and other benefits set forth in Section 4(a)(3) of the Employment Agreement, as modified by the terms of this Agreement (and which are described below and further summarized and calculated on Appendix 1 hereto) constitute all severance payments and benefits the Company is required to pay or provide to the Employee under the Employment Agreement, (ii) the Employee has no entitlement under any other severance or similar arrangement maintained by the Company, including the Company’s Policy for Termination and Separation of Employment and (iii) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to the Employee.

(a)    Pursuant to Section 4(a)(3)(r) of the Employment Agreement, the Company will pay to the Employee an amount equal to thirty-six (36) months of Employee’s base salary as in effect immediately before the Employee’s termination of employment, as set forth on Appendix 1 attached hereto.

(b)    Pursuant to Section 4(a)(3)(s) of the Employment Agreement, the Company will pay to the Employee an amount equal to three times the amount of the annual bonus earned by the Employee for the 2016 fiscal year (which is the highest annual bonus earned by the Employee for the last three fiscal years ending prior to the Employee’s termination date), as set forth on Appendix 1 attached hereto.

(c)    Pursuant to Section 4(a)(3)(t) of the Employment Agreement, the Company will pay to the Employee an amount equal to the maximum contribution the Company may make for the Employee for thirty-six (36) months under the Company’s 401(k) profit sharing plan as in effect immediately before the Employee’s termination of employment, as set forth on Appendix 1 attached hereto.

(d)    Pursuant to Section 4(a)(3)(u) of the Employment Agreement, as modified by the terms of this Agreement, the parties agree that any outstanding stock option(s) and stock appreciation right(s) granted by the Company to the Employee will remain exercisable until the earlier of (i) twelve (12) months following the Employee’s termination, (ii) the expiration of the general term(s) of the award specified in the relevant award agreement(s), or (iii) the date the Company is dissolved, whichever is the shorter period.

(e)    Pursuant to Section 4(a)(3)(x) of the Employment Agreement, as modified by the terms of this Agreement, the Company will provide to the Employee outplacement services with Lee Hecht and Harrison, an outplacement services company, during the period set forth on Appendix 1 attached hereto.

(f)    Pursuant to Section 4(a)(3)(y) of the Employment Agreement, the Company will provide, for a period of thirty-six (36) months following the Employee’s termination of employment, to the Employee the same level of life and accident insurance benefits the Employee and the Employee’s dependents were receiving from the Company immediately before the Employee’s termination of employment, as set forth on Appendix 1 attached hereto. Pursuant to Section 4(a)(3)(y) of the Employment Agreement, as modified by the terms of this Agreement, the parties agree that the Company will provide through December 31, 2017, to the Employee and the Employee’s dependents the same level of dental and health insurance benefits the Employee and the Employee’s dependents were receiving from the Company immediately before the Employee’s termination of employment, as set forth on Appendix 1 attached hereto, and, as a result of the Company not being able to provide dental and health insurance benefits after December 31, 2017, due to the liquidation and dissolution of the Company, the parties have agreed to a termination and settlement of the Employee’s rights to, and the Company’s obligations to provide, such benefits and the parties have agreed that the Company will pay to the Employee lump sum cash payments in the amounts of $23,255.81 and $153,998.80, which are the respective amounts the Employee and the Company have agreed upon as the agreed value of the dental and health insurance benefits that the Company would have otherwise been required to provide to the Employee and the Employee’s dependents after December 31, 2017, pursuant to Section 4(a)(3)(y) of the Employment Agreement, as set forth on Appendix 1 attached hereto. In addition, the parties acknowledge that the Company is not able to provide Unum disability insurance benefits required under Section 4(a)(3)(y) of the Employment Agreement due to the liquidation and dissolution of the Company, and the parties have agreed to a termination and settlement of the Employee’s rights to, and the Company’s obligations to provide, such benefits and the parties have agreed that the Company will pay to the Employee a lump sum cash payment in the amount of $8,299.00, which is the amount the Employee and the Company have agreed upon as the agreed value of the Unum disability insurance benefits that the Company would have otherwise been required to provide to the Employee pursuant to Section 4(a)(3)(y) of the Employment Agreement, as set forth on Appendix 1 attached hereto.

(g)    Pursuant to Section 4(a)(3)(z) of the Employment Agreement, the Company will pay to the Internal Revenue Service on behalf of the Employee an additional amount such that the net amount retained by the Employee pursuant to the benefits described in this Section 1.2 after any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 shall be equal to the amount that the Employee would have received pursuant to those provisions before payment of any such excise tax, as set forth on Appendix 1 and attached hereto.

(h)    The Company will pay to the Employee the lump sum cash payments described in Section 1.2(a), (b) and (c) on the date set forth on Appendix 1 attached hereto by deposit to the Employee’s account number                      at                      Bank (using routing number                     ). The Company will pay to the Employee the reimbursement of the premiums for the coverage described in Section 1.2(f) as set forth on Appendix 1 attached hereto by deposit to the Employee’s account number                      at                      Bank (using routing number                    ). The Employee agrees to provide to the Company such documentation as the Company reasonably requests regarding such coverage including, without limitation, the information needed to verify the amount of the premiums paid and the date of payment. The Company will pay to the Employee the lump sum cash payment described in Section 1.2(f) on October 13, 2017 by deposit to the Employee’s account number                      at                      Bank (using routing number                     ).

(i)    In addition to the payments and benefits described above that are payable or provided pursuant to Section 4(a)(3) of the Employment Agreement, the Company will pay to the Employee an amount equal to the value of the Employee’s earned and unused vacation time through the Termination Date, the amount of which is set forth on Appendix 1 attached hereto. Such amount will be paid on the date set forth on Appendix 1 attached hereto.

1.3    All benefits provided to the Employee under this Agreement shall be subject to such withholdings as may be required by any applicable laws, including, without limitation, U.S. Federal law and the laws of the State of Texas, or as requested in writing by the Employee in accordance with applicable law or as provided in Section 1.2(g) of this Agreement.

2.    Release and Covenant Not to Sue.

2.1    The Employee and the Employee’s heirs and representatives release, waive and forever discharge the Company, its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, current and former employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such person or entity is each referred to as a “Released Person”) from all pending or potential claims, counts, causes of action and demands of any kind whatsoever or nature for money or anything else, whether such claims are known or unknown, that arose prior to the Employee’s signing this Agreement or that relate in any way to the Employee’s employment or termination of employment with the Company. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2010, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; any state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees.

2.2    The Employee acknowledges that, while pursuant to Section 4(a)(3) of the Employment Agreement any outstanding stock options and stock appreciation rights granted by the Company to the Employee are to remain exercisable for twelve (12) months following the Employee’s termination of employment, or the expiration of the general term of the award specified in the relevant original award agreements, whichever is the shorter period, the Company is in the process of liquidating and dissolving and that the Company will likely cease to exist on or about April 15, 2017, and the Employee waives any right to exercise the stock options and stock appreciation rights after the date the Company is dissolved.

2.3    The Employee acknowledges that, while pursuant to Section 4(a)(3)(y) of the Employment Agreement the Company is required to provide disability insurance benefits to the Employee after the Termination Date and dental and health insurance benefits to the Employee and the Employee’s dependents after December 31, 2017, the Company is in the process of liquidating and dissolving and will not be able to continue to provide those disability insurance benefits to the Employee after the Termination Date or those dental and health insurance benefits after December 31, 2017, and, in consideration for the lump sum cash payments described in Section 1.2(f) and set forth on Appendix 1 the Employee waives and relinquishes all rights to receive (a) after the Termination Date, the Unum disability insurance benefits described in Section 4(a)(3)(y) of the Employment Agreement and (b) after December 31, 2017, any dental and health insurance benefits described in Section 4(a)(3)(y) of the Employment Agreement.

2.4    The Employee expressly represents that the Employee has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that the Employee has not assigned any claim against a Released Person. The Employee further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Employee’s employment by the Company or the termination of that employment.

2.5    Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of any claim by the Employee (i) solely to enforce this Agreement, (ii) to continue group health plan coverage under Texas law and the terms of the applicable group health plan or for unemployment or workers’ compensation, (iii) for rights vested on the date the Employee signs this Agreement under the Company’s 401(k) plan or other employee benefit plan subject to ERISA, or (iv) that may arise after the Employee signs this Agreement. Further, and notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of the Employee’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations; however, the Employee does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award from any Released Person as a result of any proceeding of any kind or character initiated by the EEOC or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations. In addition, this release shall not affect the Employee’s rights under the Older Workers Benefit Protection Act (“OWBPA”) to have a judicial determination of the validity of this release and waiver.

3.    Restrictive Covenants.

3.1    The Employee acknowledges that the restrictive covenants contained in Section 5 of the Employment Agreement, other than certain provisions in Section 5(d) of the Employment Agreements described in Section 3.2 below (the “Restrictive Covenants”) will survive the termination of the Employee’s employment. The Employee affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its successors, that the Employee received adequate consideration in exchange for agreeing to those restrictions and that the Employee will abide by those restrictions and all provisions of Section 5 of the Employment Agreement other than the provisions in Section 5(d) of the Employment Agreements described in Section 3.2 below.

3.2    The Company hereby waives those restrictions in the first paragraph of Section 5(d) of the Employment Agreement that would preclude or otherwise prohibit the Employee, prior to April 13, 2019, from owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in, any business in competition with the Company or materially adverse to the Company; provided, however, the Company does not waive any of the other restrictions in the first paragraph of Section 5(d) of the Employment Agreement and the Employee acknowledges that all of the other restrictions included in the first paragraph of Section 5(d) of the Employment Agreement survive the termination of the Employee’s employment as provided in the Employment Agreement.

4.    Return of Company Property. The Employee represents and warrants that the Employee has returned all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in the Employee’s possession or under the Employee’s control.

5.    Cooperation. The Employee further agrees that, subject to reimbursement of the Employee’s reasonable expenses, the Employee will cooperate fully with the Company, its successors and assigns, and their counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during the Employee’s employment with the Company; provided that such cooperation shall not unreasonably interfere with Employee’s employment with another employer or search for such employment after termination of the Employee’s employment with the Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

6.    OWBPA Representations and Acknowledgements; Period to Consider and Rescission Right. The Employee expressly acknowledges and recites that the Employee: (a) has read and understands the terms of this Agreement in its entirety; (b) acknowledges and understands that this Agreement constitutes a complete release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, including the OWBPA; (c) has entered into this Agreement knowingly and voluntarily, without any duress or coercion, and knowingly and voluntarily intends to be legally bound by the terms of this Agreement; (d) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (e) acknowledges and understands that rights or claims that may arise after the date this Agreement is executed are not waived; (f) has been provided a period of at least forty-five (45) days after receipt of this Agreement to consider this Agreement (including the disclosures set forth in Appendix 2 attached hereto describing the Decisional Unit, eligibility factors, applicable time limits, job titles and ages of all persons who will be terminated in connection with the liquidation and dissolution of the Company) and has voluntarily waived the forty-five (45) day review period in which to consider this Agreement; and (g) will be provided seven (7) calendar days from the date of signing of this Agreement by the Employee to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. The Employee may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Vice President and General Counsel of the Company at khead@harvestnr.com or 1177 Enclave Parkway Suite 300, Houston, TX 77077.

7.    Tax Consequences. The Employee acknowledges and agrees that the Company will characterize the benefits payable under Section 1.2 as “wages” for applicable income and employment tax withholding and all such payments and benefits shall be subject to applicable income and employment tax withholding and other deductions as shall be required of the Company under any applicable local, state or federal law. The Employee shall be solely responsible for the payment of all taxes imposed on the Employee relating to such payments and benefits, except for those described in section 1.2(g) of this agreement.

8.    Miscellaneous.

8.1    No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. The Employee acknowledges that the Employee is unaware of any such violations, and the Company specifically denies any such violations.

8.2    Arbitration. The parties agree that Section 6(c) of the Employment Agreement shall survive and be applicable to this Agreement.

8.3    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, permitted assigns, executors, administrators and heirs. The Employee may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5    Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6    Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to the application of the principles of conflicts of laws.

8.7    Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

8.8    Confidentiality. Unless otherwise required by applicable law, neither party to this Agreement shall disclose any of the terms of this Agreement and each shall maintain as confidential the terms of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has executed this Agreement, in each case on the date indicated below to be effective the date this Agreement is executed by the Employee.

EMPLOYEE:

/s/ James A. Edmiston III
James A. Edmiston III

Address: P.O. Box 162
Columbus, TX 98934

Date: April 13, 2017

COMPANY:

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President and General Counsel

Date: April 13, 2017

APPENDIX 1 TO

SEPARATION AND RELEASE AGREEMENT

Severance Payments	Amount of Payment	Date Amount to be Paid
An amount equal to 36 months of the Employee’s $49,000.00 monthly base salary, which shall be paid on the first business day following six months after the Termination Date	$1,764,000.00	October 13, 2017

An amount equal to three times the amount of the annual bonus earned by the Employee for the 2016 fiscal year (which is the highest annual bonus earned by the Employee for the last three fiscal years ending prior to the Employee’s termination date), which shall be paid on the first business day following six months after the Termination Date	$2,116,800.00	October 13, 2017

An amount equal to 36 months of the maximum contribution the Company may make for the Employee under the Company’s 401(k) profit sharing plan, which shall be paid on the first business day following six months after the Termination Date	$32,400.00	October 13, 2017

Outplacement Services	Value of Services
The Company will provide nine (9) months of Signature ICEO Outplacement Services to start no later than May 1, 2017	$20,000.00

Continued Life, Disability, Accident, Dental and Health Benefits	Amount of Payment by Company	Date Amount to be Paid
Continuation of Blue Cross Blue Shield of Texas Insurance Coverage for 2017 – Employee and his qualifying dependents will be provided the same level of health insurance benefit under a continued Company plan with Blue Cross Blue Shield of Texas, through December 31, 2017 Health Benefits after 2017 – The Company will pay Employee an amount equal to the agreed value of the health insurance benefits that the Company would have otherwise been required to provide after December 31, 2017, pursuant to Section 4(a)(3)(y) of the Employment Agreement	$153,998.80	October 13, 2017

Appendix 1 – Page 1

Continued Life, Disability, Accident, Dental and Health Benefits	Amount of Payment by Company	Date Amount to be Paid
Continuation of United Concordia Dental Benefits for 2017 – Employee and his qualifying dependents will be provided the same level of dental insurance benefit under a continued Company plan with United Concordia Dental, through December 31, 2017 Dental Benefits after 2017 – The Company will pay Employee an amount equal to the agreed value of the dental insurance benefits that the Company would have otherwise been required to provide after December 31, 2017, pursuant to Section 4(a)(3)(y) of the Employment Agreement	$23,255.81	October 13, 2017

Continuation of Life Insurance – Employee will be reimbursed, on a monthly basis, upon submission of paid invoice, for premium for ported life insurance coverage for Employee, for a period of thirty-six (36) months

	$4,032 per year for 2017 (subject to annual premium adjustment)	Within ten (10) days of invoice submission evidencing payment of premiums by Employee

Continuation of Unum AD&D – Employee will be reimbursed, on an annual or monthly basis, upon submission of paid invoice, for premium for ported coverage for Employee, for a period of thirty-six (36) months

	$100.80 per year for 2017 (subject to annual premium adjustments)	Within ten (10) days of invoice submission evidencing payment of premiums by Employee

Disability – The Company will pay Employee an amount equal to the agreed value of the Unum Disability insurance benefits that the Company would have otherwise been required to provide pursuant to Section 4(a)(3)(y) of the Employment Agreement	$8,299.00	October 13, 2017

Continuation of New York Life Executive Supplemental Life – Employee will be reimbursed, on an annual basis, upon submission of paid invoice, for premium for coverage, for a period of thirty-six (36) months, for Employee under a ten-year term life policy. If during the thirty-six month reimbursement period the term of the current term life policy expires and Employee obtains coverage under a new ten-year term life policy, the Company’s reimbursement will be limited to the amount of premium that would be payable if annual escalating premium payments were payable under the policy. If Employee chooses to convert the policy to a universal life policy, the Company will reimburse only the equivalent of the term plan premium, and the Employee will be responsible for paying the difference in the premiums.

	$1,114.54 per month for the period April 1, 2017 through March 31, 2018; $1,300.58 per month for the period April 1, 2018 through March 31, 2019; and $1,486.33 per month for the period April 1, 2019 through March 31, 2020	Within ten (10) days of invoice submission evidencing payment of premiums by Employee

Appendix 1 – Page 2

Earned and Unused Vacation Time Payment	Amount of Payment	Date Amount to be Paid
Earned and unused vacation days (45 days) multiplied by daily base salary rate ($2,261.54),	$101,769.26	April 21, 2017

Appendix 1 – Page 3

APPENDIX 2 TO

SEPARATION AND RELEASE AGREEMENT

OWBPA DISCLOSURE

[Attached]

Appendix 2 – Page 2